EXHIBIT 10.5

Tennessee Valley Authority
LONG-TERM INCENTIVE PLAN RETENTION GRANT NOTICE

Pursuant to the provisions of the Tennessee Valley Authority Long-Term Incentive Plan (“Plan”), approved effective October 1, 2015, the Tennessee Valley Authority (“TVA”) hereby grants William Dean Johnson (“Participant”) as of October 1, 2015 (“Grant Date”), an award of $567,150 (“Long-Term Retention Incentive Award”), upon and subject to the terms and conditions set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

1. Grant of Award

The Long-Term Retention Incentive Award shall be subject to all the terms and conditions of the Plan and this Notice. The Long-Term Retention Incentive Award represents the right of the Participant to receive a lump sum cash payment subject to the vesting requirements provided in Section 3 below.

2. Plan Participation

The granting of the Award shall constitute the selection of the Participant to participate in the Plan. In no event shall the granting of the Award guarantee the Participant’s eligibility to receive future awards under the Plan.

3. Vesting Date

Except as provided in Section 4 below, Long-Term Retention Incentive Awards shall have a prorated vesting period covering three years. Long-Term Retention Incentive Awards granted on October 1 will become 1/3 vested on each subsequent September 30, provided the Participant remains employed through that date.

4. Forfeiture and Accelerated Vesting

4.1
Termination Prior to Normal Vesting Date. Except as otherwise determined by an Authorized Party or provided in Sections 4.2 or 4.3 below, if a Participant’s employment with TVA terminates for any reason, the unvested portion of any award shall be completely forfeited on the date of the termination of the Participant’s employment.

4.2
Death. If a Participant dies while employed, the Beneficiary shall be entitled under the Retention Component of the Plan to the sum of (1) any portion of a Long-Term Retention Incentive Award that has already vested at the time of the Participant’s death and has not yet been paid and (2) any portion of a Long-Term Retention Incentive Award that would have vested at the end of the fiscal year during which the Participant dies or at the end of either of the two subsequent fiscal years, provided that the award for each such fiscal year will be prorated based on the number of whole months the Participant was employed by TVA during the fiscal year during which he or she died (such sum being hereinafter referred to as the “Retention Beneficiary Award”). The Retention Beneficiary Award shall be paid to the Beneficiary.

4.3
Disability. If a Participant Separates from Service due to a Disability, the Participant shall be entitled under the Retention Component of the Plan to the sum of (1) any portion of a Long-Term Retention Incentive Award that has already vested at the time that the Participant Separates from Service due to a Disability and has not yet been paid, and (2) any portion of a Long-Term Retention Incentive Award that would have vested at the end of the fiscal year during which the Participant Separates from Service due to a Disability or at the end of either of the two subsequent fiscal years, provided that the award for each such fiscal year will be prorated based on the number of whole months the Participant was employed by TVA during the fiscal year during which he or she Separated from Service due to a Disability (such sum being hereinafter referred to as the “Retention Disability Award”).

5. Payment of Award

5.1
Award Payment. Except in the case of death or Disability, the Long-Term Retention Incentive Award shall be paid in a lump sum within two months of vesting. For example, a Long-Term Retention Incentive Award of $30,000 granted on October 1, 2015, will be paid as follows to the extent the Participant remains employed as of the applicable vesting date: $10,000 within two months after September 30, 2016; $10,000 within two months after September 30, 2017; and $10,000 within two months after September 30, 2018. In the case of death, the Retention Beneficiary Award will be paid as soon as administratively practicable but in no event later than the last day of the second full calendar month following the Participant’s death. In the case of Disability, the Retention Disability Award will be paid as soon as administratively practicable but in no event later than the last day of the second full calendar month following the Participant’s Separation from Service due to Disability. Each award shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA.

5.2    Award Calculation. Long-Term Retention Incentive Awards are fixed on the date of grant.

6. Amendment or Termination of the Plan

No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any Beneficiary under an award vested before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested awards shall be made to Participants and Beneficiaries in the manner and at the time described in the Plan, unless an Authorized Party determines in his or her sole discretion that all such amounts shall be distributed upon termination of the Plan, in accordance with Section 409A to the extent applicable.

7. Miscellaneous

7.1
Powers of the Plan Administrator. The Plan shall be administered by the CEO or the designee of the CEO (“Plan Administrator”) unless otherwise delegated by the Board. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer the Plan. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan award shall be final and binding on all Participants, Beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any award.

7.2
Non-Transferability of Rights and Interests. Neither a Participant nor a Beneficiary may alienate, assign, transfer, or otherwise encumber his or her rights and interests under the Plan, nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void.

Katherine J. Black
Senior Vice President
Human Resources and Communications